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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                      PURSUANT TO SECTION 13 OR 15d OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report  (Date of
earliest event reported)
March 31, 1998


                          WILMINGTON TRUST CORPORATION
             (Exact name of registrant as specified in its charter)

                           Commission File No. 0-25442
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
           Delaware                                        51-0328154
(State or other jurisdiction of incorporation)   (IRS Employer Identification Number)



Wilmington Trust Corporation
Rodney Square North
1100 North Market Street
Wilmington, Delaware                                        19890
(Address of principal executive offices)                  (Zip Code)
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              Registrant's telephone number, including area code:

                                (302) 651-1000



        (Former names or former address, if changed since last report.)











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ITEM 5.    OTHER EVENTS.

      a.    First Quarter Results.

      Wilmington Trust Corporation (the "Corporation") reported net income for the first quarter of 1998 of $27.3 million, or $0.82 per share, an increase of 10% over the $24.9 million, or $.74 per share, reported for the first quarter of 1997. Return on average assets and return on average stockholders' equity for the first quarter of 1998 on an annualized basis were 1.81% and 21.81%, respectively, compared to corresponding figures of 1.87% and 21.67%, respectively, for the first quarter of 1997.

      Net interest income for the first quarter of 1998 was $59.4 million, an increase of $3.7 million, or 7%, above net interest income for the first quarter of 1997. This increase primarily is attributable to growth of $269 million in the Corporation's loan portfolio and $443 million in the Corporation's investment portfolio since March 31, 1997. The Corporation's net interest margin for the first quarter of 1998 was 4.33%, a decrease of 24 basis points from the 4.57% reported for the first quarter of 1997. The majority of this decrease was attributable to the increase in the Corporation's investment portfolio, which carries narrower interest rate spreads than its loan portfolio. Additional investments were added to the investment portfolio to leverage the Corporation's expanding capital base.

      Noninterest income for the first quarter of 1998 was $45.6 million, an increase of $10.0 million, or 28%, over the $35.6 million reported for the first quarter of 1997. Trust and asset management fees for the first quarter of 1998 were $30.0 million, an increase of $4.1 million, or 16%, over the $25.9 million reported for the first quarter of 1997. Noninterest expense for the first quarter of 1998 was $59.5 million, an increase of $9.8 million, or 20%, over the $49.7 million reported for the first quarter of 1997.

      The Corporation established a provision for loan losses of $5.0 million for the first quarter of 1998, compared to $4.5 million for the first quarter of 1997. Net chargeoffs for the first quarter of 1998 were $2.8 million, compared to $3.5 million for the first quarter of 1997, reflecting continued improvement in the Corporation's loan portfolios. Nonperforming assets for the first quarter of 1998 were $30.7 million, a decrease of $12.7 million from the $43.4 million for the first quarter of 1997. The reserve for loan losses at March 31, 1998 was $66.1 million, representing 1.61% of the Corporation's total loans, up from $55.4 million and 1.45%, respectively, at March 31, 1997.

      The Corporation's first quarter results reflect, among other things, the recognition of a gain of $5.5 million as a result of the transfer by Rodney Square Management Corporation, an indirect subsidiary of the Corporation ("RSMC"), to PFPC, Inc., an indirect subsidiary of PNC Bank, N.A., of its interest in certain agreements under which RSMC provided accounting, administrative, custody, distribution and/or transfer agency services to mutual funds. These results also reflect a provision of $5.5 million established in connection with the anticipated settlement of the lawsuit relating to fees charged to certain personal trust customer accounts during the period from August 1983 through May 1987, described in Footnote 9 of the Corporation's Annual Report to Stockholders for 1997.

      At March 31, 1998, the Corporation's total assets were $6.4 billion, total deposits were $4.3 billion and stockholders' equity was $518.7 million.


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      b.    Acquisition of Interest in Investment Advisor.

      On April 24, 1998, WT Investments, Inc., an indirect subsidiary of the Corporation ("WTI"), entered into an agreement with Roxbury Capital Management, an asset management firm headquartered in Santa Monica, California ("Roxbury"), and its principals. Under this agreement, a new entity, Roxbury Capital Management, LLC ("RCM"), will assume Roxbury's investment management business. Roxbury performs investment management services relating to large-capitalization stocks for institutional and individual clients. The firm has a staff of 52 employees and currently manages over $4 billion in assets on a discretionary basis.

      Closing is subject to the satisfaction of several customary conditions. At closing, WTI will obtain a preferred profits interest in RCM, with the balance of those profits being retained by Roxbury and its current owners. Options to acquire additional ownership interests in RCM will be distributed to key employees. The Corporation will be able to purchase additional ownership interests in RCM from its equity owners upon the occurrence of a number of specified events, including the termination of employment, death, disability or retirement of the individual.

        RCM will be managed by a board of seven managers. Initially, the board will consist of five people designated Roxbury and its principals and two people designated by WTI. WTI will be entitled to elect a majority of the board when it acquires a majority of the equity interests in RCM.










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                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                          WILMINGTON TRUST CORPORATION

Dated:  April 24, 1998                    By: /s/ Ted T. Cecala
                                             ------------------
                                          Name:  Ted T. Cecala
                                          Title: Chairman of the Board